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                               WAIVER AGREEMENT

    THIS WAIVER AGREEMENT (this "Agreement") is entered into as of December 8, 1993 by and between Carter Hawley Hale Stores, Inc. (the "Company") and
First Plaza Group Trust, by its trustee, Mellon Bank, N.A. ("First Plaza").


                                  WITNESSETH

    WHEREAS, First Plaza and the Company are parties to that certain Stockholder's Agreement, dated as of January 25, 1993 (the "Stockholder's Agreement"), pursuant to which the Company granted to First Plaza certain registration rights with respect to 2.5 million shares (the "FP Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") owned by First Plaza;

    WHEREAS, the Company is considering issuing notes or preferred stock (the "Securities"); and

    WHEREAS, in connection with the issuance of the Securities (the "Offering"), the Company may grant certain registration rights to or for the benefit of the purchasers or holders of such Securities.

    NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

        Section 1. DEFINITIONS. Initially capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholder's Agreement.

        Section 2. WAIVER OF REGISTRATION RIGHTS. First Plaza hereby agrees that it shall not exercise its rights to Demand Registration or Piggy-Back Registration of the FP Shares (i) during the period beginning on the date hereof and ending on the last day of the Lock-Up Period (as defined below), and (ii) that it shall not at any time exercise such rights to Piggy-Back Registration with respect to any registration statement filed in connection with the Offering. The term "Lock-Up Period" shall mean the period commencing on the date hereof and ending on that date which is 90 days after the date of a definitive Offering Memorandum circulated in connection with the Proposed Offering (the "Offering Memorandum"); provided, however, that such Offering Memorandum shall be dated no later than January 30, 1994. In the event circulation of such Offering Memorandum has not commenced on or before January 31, 1994, the Lock-Up Period shall terminate at 11:59 p.m. on January 31, 1994, and this Agreement shall thereupon terminate.

        Section 3. TRANSFER OF FP SHARES. During the Lock-Up Period, First Plaza shall not sell, transfer, distribute or otherwise dispose of any of the FP Shares or any other shares of Common Stock that may now or hereafter be owned, beneficially or

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    otherwise, by First Plaza.

        Section 4. COUNTERPARTS, FACSIMILE TRANSMISSION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile transmission.

        Section 5. HEADINGS. Section headings are inserted herein for convenience of reference only and do not form a part of this Agreement.

        Section 6. SCOPE OF WAIVER. The parties hereto acknowledge that no representation or promise not expressly contained in this Agreement has been made to such entity and further acknowledge that neither of the parties hereto have agreed to waive any rights not expressly waived herein.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                      CARTER HAWLEY HALE STORES, INC.


                                      By: ___________________________
                                      Name:
                                      Title:


                                      FIRST PLAZA GROUP TRUST


                                      By:  Mellon Bank, N.A.
                                           Trustee (as directed by
                                           General Motors Investment
                                           Management Corporation)


                                      By: ___________________________
                                      Name:
                                      Title:

The decision to participant in this investment, any representations made herein by the participant, and any actions taken hereunder by the participant has/have been made solely at the direction of the investment fiduciary who has sole investment discretion with respect to this investment.